SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     -------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)



                          KLLM TRANSPORT SERVICES, INC.
                                (Name of Issuer)


                          COMMON STOCK, $1.00 PAR VALUE
                         (Title of Class of Securities)


                                    482498102
                                 (CUSIP Number)


                                  April 3, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_| Rule 13d-1(b)

     |X| Rule 13d-1(c)

     |_| Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

CUSIP No. 482498102                   13G                    Page  2 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     NEIL GAGNON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           129,362
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          71,675
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

   PERSON           129,362
               _________________________________________________________________
  EPORTING     8.   SHARED DISPOSITIVE POWER

    WITH            71,362
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     201,037
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     4.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 14 Pages

CUSIP No. 482498102                   13G                    Page  3 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     LOIS GAGNON
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           52,975
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          71,675
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

   PERSON           52,975
               _________________________________________________________________
  EPORTING     8.   SHARED DISPOSITIVE POWER

    WITH            71,675
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     124,650
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     3.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 14 Pages

CUSIP No. 482498102                   13G                    Page  4 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     GAGNON FOUNDATION
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           26,975
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

   PERSON           26,975
               _________________________________________________________________
  EPORTING     8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     26,975
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 14 Pages

CUSIP No. 482498102                   13G                    Page  5 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     GAGNON FAMILY PARTNERSHIP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           29,525
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

   PERSON           29,525
               _________________________________________________________________
  EPORTING     8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     29,525
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 14 Pages

CUSIP No. 482498102                   13G                    Page  6 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     GAGNON TRUST
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New Jersey
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           15,175
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

   PERSON           15,175
               _________________________________________________________________
  EPORTING     8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     15,175
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.4%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 14 Pages

                                  SCHEDULE 13G

Item 1(a).     Name of Issuer:

               KLLM Transport Services, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               135 Riverview Drive
               Richland, MS 39218

Item 2(a).     Name of Person Filing:

               This Schedule 13G is filed on behalf of Neil Gagnon, Lois Gagnon, the Gagnon Foundation, the Gagnon Partnership and the Gagnon Trust (each a "Reporting Person" and, collectively, the "Reporting Persons").

Item 2(b).     Address of Principal Business Office or, If None, Residence:

               1370 Avenue of the Americas
               Suite 2002
               New York, NY 10019

Item 2(c).     Citizenship:

               Neil Gagnon - United States
               Lois Gagnon - United States
               Gagnon Foundation - New Jersey
               Gagnon Partnership - New Jersey
               Gagnon Trust - New Jersey

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $1.00 per share.


                               Page 7 of 14 Pages

Item 2(e).     CUSIP Number:

               482498102

Item 3.        Type of Reporting Person:

               Not applicable

Item 4.        Ownership:

               Neil Gagnon

               (a)  Amount Beneficially Owned:

                    As of April 3, 2000, Neil Gagnon owned 201,037 shares of Common Stock, which amount includes 129,362 shares owned by Mr. Gagnon; 26,975 shares held by the Gagnon Foundation, of which Mr. Gagnon is a trustee; 29,525 shares held by the Gagnon Family Partnership, of which Mr. Gagnon is a partner; and 15,175 shares held by the Gagnon Trust, of which Mr. Gagnon is a trustee.

               (b)  Percentage of Class:

                    4.9% beneficially owned by Mr. Gagnon. Calculation of percentage of beneficial ownership is based on 4,101,468 shares of the Issuer's Common Stock outstanding on February 4, 2000 as reported by the Issuer on its 10-K for the fiscal year ended December 31, 1999.

               (c)  Number of Shares as to Which Such Person Has:

                    (i)        sole power to vote or direct the vote:

                               129,362 shares of Common Stock


                               Page 8 of 14 Pages

                   (ii)       shared power to vote or direct the vote:

                              71,675 shares of Common Stock

                  (iii) sole power to dispose or direct the disposition of:

                              129,362 shares of Common Stock

                   (iv) shared power to dispose or direct the disposition of:

                              71,675 shares of Common stock

     Lois Gagnon

     (a)  Amount Beneficially Owned:

          As of April 3, 2000, Lois Gagnon owned 124,650 shares of Common Stock, which amount includes 52,975 shares owned by Mrs. Gagnon; 26,975 shares held by the Gagnon Foundation, of which Mrs. Gagnon is a trustee; 29,525 shares held by the Gagnon Family Partnership, of which Mrs. Gagnon is a partner; and 15,175 shares held by the Gagnon Trust, of which Mrs. Gagnon is a trustee.

     (b)  Percentage of Class:

          3.4% beneficially owned by Mrs. Gagnon. Calculation of percentage of beneficial ownership is based on 4,101,468 shares of the Issuer's Common Stock outstanding on February 4, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

     (c)  Number of Shares as to Which Such Person Has:

          (i)  sole power to vote or direct the vote:

               52,975 shares of Common Stock


                               Page 9 of 14 Pages

          (ii)      shared power to vote or direct the vote:

                    71,675 shares of Common Stock

          (iii)     sole power to dispose or direct the disposition of:

                    52,975 shares of Common Stock

          (iv)      shared power to dispose or direct the disposition of:

                    71,675 shares of Common stock

     Gagnon Foundation

     (a)  Amount Beneficially Owned:

          As of April 3, 2000, the Gagnon Foundation owned 26,975 shares of Common Stock.

     (b)  Percentage of Class:

          0.7% beneficially owned by the Foundation. Calculation of percentage of beneficial ownership is based on 4,101,468 shares of the Issuer's Common Stock outstanding on February 4, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

     (c)  Number of Shares as to Which Such Person Has:

          (i)  sole power to vote or direct the vote:

               26,975 shares of Common Stock

          (ii) shared power to vote or direct the vote:

               N/A


                               Page 10 of 14 Pages

          (iii)     sole power to dispose or direct the disposition of:

                    26,975 shares of Common Stock

          (iv)      shared power to dispose or direct the disposition of:

                    N/A

     Gagnon Family Partnership

     (a)  Amount Beneficially Owned:

          As of April 3, 2000, the Gagnon Family Partnership owned 29,575 shares of Common Stock.

     (b)  Percentage of Class:

          0.7% beneficially owned by the Partnership. Calculation of percentage of beneficial ownership is based on 4,101,468 shares of the Issuer's Common Stock outstanding on February 4, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

     (c)  Number of Shares as to Which Such Person Has:

          (i)       sole power to vote or direct the vote:

                    29,575 shares of Common Stock

          (ii)      shared power to vote or direct the vote:

                    N/A

          (iii)     sole power to dispose or direct the disposition of:

                    29,575 shares of Common Stock


                               Page 11 of 14 Pages

          (iv)      shared power to dispose or direct the disposition of:

                    N/A

     Gagnon Trust

     (a)  Amount Beneficially Owned:

          As of April 3, 2000, the Gagnon Trust owned 15,175 shares of Common Stock.

     (b)  Percentage of Class:

          0.4% beneficially owned by the Trust. Calculation of percentage of beneficial ownership is based on 4,101,468 shares of the Issuer's Common Stock outstanding on February 4, 2000 as reported by the Issuer on its 10-K for the quarterly period ended December 31, 1999.

     (c)  Number of Shares as to Which Such Person Has:

          (i)       sole power to vote or direct the vote:

                    15,175 shares of Common Stock

          (ii)      shared power to vote or direct the vote:

                    N/A

          (iii)     sole power to dispose or direct the disposition of:

                    15,175 shares of Common Stock

          (iv)      shared power to dispose or direct the disposition of:

                    N/A


                               Page 12 of 14 Pages

Item 5. This statement is being filed to report that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock.

Item  6-9.          Not applicable.


Item 10.            Certification:

     By signing below, the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the Issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                               Page 13 of 14 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 16, 2000


                                                   /s/ Neil Gagnon
                                                   -----------------------------
                                                   Neil Gagnon


                                                   /s/ Lois Gagnon
                                                   -----------------------------
                                                   Lois Gagnon

                                                   GAGNON FOUNDATION


                                                   By: /s/ Neil Gagnon
                                                   -----------------------------
                                                   Neil Gagnon, Trustee

                                                   GAGNON FAMILY PARTNERSHIP


                                                   BY: /s/ Neil Gagnon
                                                   -----------------------------
                                                   Neil Gagnon, Partner

                                                   GAGNON TRUST


                                                   By: /s/ Neil Gagnon
                                                   -----------------------------
                                                   Neil Gagnon, Trustee


                               Page 14 of 14 Pages